Exhibit 99.1

FOR RELEASE April 25, 2006; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports First Quarter 2006 Results and Announces Agreement to Acquire Invesmart

PORTLAND, Ore. — April 25, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported first quarter 2006 results and announced an agreement to acquire Invesmart, Inc., a national retirement financial services firm that administers retirement plan assets of more than $10 billion.

Overview - First Quarter 2006 Results

Net income for the first quarter of 2006 was $0.70 per diluted share, compared to $0.76 per diluted share for the first quarter of 2005. Net income for the same periods was $38.7 million and $43.6 million, respectively. After-tax net capital losses were $1.7 million for the first quarter of 2006, compared to after-tax net capital losses of $0.8 million for the first quarter of 2005. Prior period per share results have been adjusted to reflect the December 9, 2005 two-for-one stock split.

Net income excluding after-tax net capital losses was $0.73 per diluted share for the first quarter of 2006, compared to $0.77 per diluted share for the first quarter of 2005 (See discussion of non-GAAP financial measures below). Results for the first quarter of 2006 included comparatively less favorable claims experience in our group life, group disability and individual disability insurance businesses. In addition, premium growth for the quarter was 5.5%, which was lower than the Company’s long term target range of 10% to 12%. Offsetting the lower premium growth was revenue growth in the Asset Management segment of 13.2% for the first quarter of 2006, compared to the first quarter of 2005.

“Our first quarter results were affected by comparatively higher claims expense in both our employee benefits and individual disability businesses, which we have said can fluctuate widely from quarter to quarter,” said Eric Parsons, chairman, president and chief executive officer. “The slower rate of premium growth for the quarter was largely attributable to the effects of our ongoing commitment to pricing discipline in what was noted as a very price competitive renewal and sales environment for the quarter.”

Acquisition of Invesmart

StanCorp also announced today that it has agreed to acquire Invesmart, Inc., a national retirement financial services firm, and all of its subsidiaries (“Invesmart”). The purchase price is approximately $85 million.

“We are excited about the enhanced products and services this acquisition will bring to current and future retirement plan customers of both organizations,” said Parsons. “Our organizations are similar in many ways – operating with integrity and doing what is right for the plan sponsor and for the participant. Both organizations have an outstanding track record for award winning customer service. This further supports our commitment to grow our Asset Management group through the continued development of our retirement services business.”

Invesmart is headquartered in Pittsburgh, Pennsylvania with local sales and service offices in 20 cities across the United States. The business being acquired consists of approximately 3,400 retirement plans with assets under administration of more than $10 billion.

“Both The Standard and Invesmart offer full fee disclosure and an unbiased process of mutual fund selection and monitoring for our customers,” said Kim W. Ledbetter, senior vice president, Asset Management group of Standard Insurance Company. “Through this acquisition, we will expand our sales presence to more than 30 cities. Our overall goal is to become the retirement plan provider of choice in each of our target markets.”

The acquisition will give retirement plans customers of StanCorp access to RightPath, Invesmart’s next generation defined contribution plan. RightPath is a participant-focused approach to traditional defined contribution plans where an investment advisor has a candid, face-to-face dialog with participants during the enrollment meeting regarding their retirement financial situation, and provides individualized saving and investing tools and strategies to help them reach their retirement goals.

The transaction and related agreements are subject to various regulatory approvals and other customary conditions to closing, which are expected to occur during the next three months.

Invesmart will operate as a subsidiary of StanCorp and will become part of its recently formed Asset Management group. StanCorp expects no significant effect on earnings in 2006 and anticipates that the transaction will contribute $0.05 to $0.10 per diluted share to consolidated earnings in 2007.

Business Segments – First Quarter 2006 Results

Effective January 1, 2006, the Company realigned its businesses into two operating segments. Our individual disability business, formerly included in the Individual Insurance segment, has been combined with our employee benefits business to bring our traditional insurance lines of business together into one Insurance Services segment. The Company has also combined its asset management and accumulation businesses, which have previously been reported in the Individual Insurance and Retirement Plans segments and Other, into a single Asset Management segment.

Insurance Services

The Insurance Services segment reported income before income taxes of $54.3 million for the first quarter of 2006, compared to $62.2 million for the first quarter of 2005. Factors contributing to lower income before income taxes for this segment included comparatively less favorable claims experience in group life and long term disability insurance, and individual disability insurance and premium growth below our long term target range.

Premiums for the Insurance Services segment increased 5.3% to $470.9 million for the first quarter of 2006, compared to $447.1 million for the first quarter of 2005.

Premiums for employee benefits increased 5.3% for the first quarter of 2006, compared to the first quarter of 2005. Premium growth was affected by terminations of a few large group contracts and lower sales of employee benefits for the first quarter of 2006 compared to the first quarter of 2005. Sales for employee benefits, reported as annualized new premiums, were $124.1 million for the first quarter of 2006, compared to $133.7 million for the first quarter of 2005, reflecting the effects of our ongoing pricing discipline in a very price competitive renewal and sales environment in the first quarter of 2006. StanCorp currently expects premium growth for 2006 to be in the range of 6% to 8%.

Policyholder benefits increased to $381.0 million, or 9.6%, for the first quarter of 2006, compared to $347.5 million for the first quarter of 2005. Results for the quarter were influenced primarily by comparatively less favorable claims experience in our group life, group disability and individual disability insurance businesses. Typically, we experience some offsetting quarterly fluctuations in each of these businesses, but in the first quarter of 2006 all three of them were impacted by negative fluctuations.

For group life and disability, the benefit ratio (the ratio of policyholder benefits including interest credited to premiums) was 79.2% for the first quarter of 2006, which is higher than the 77% to 78% expected for 2006 on an annual basis. The higher benefit ratio primarily resulted from comparatively greater claims severity in group long term disability insurance and comparatively higher claims incidence in group life insurance. In the first quarter of 2005, benefits to policyholders were reduced by $3 million as a result of an ongoing assessment of claims recovery patterns. The discount rate used to establish new long term disability reserves was 5% for each of the first quarters of 2006 and 2005 and up 25 basis points from 4.75% in the fourth quarter of 2005. Claims experience can fluctuate widely from quarter to quarter.

Premiums for individual disability increased 6.2% for the first quarter of 2006, compared to the first quarter of 2005. Sales for individual disability were $5.0 million and $4.4 million for the first quarters of 2006 and 2005, respectively.

For individual disability, the benefit ratio was 108.4% and 82.9% for the first quarters of 2006 and 2005, respectively, reflecting comparatively higher claims incidence for the first quarter of 2006. Because of the small size of the block of individual disability insurance, the benefit ratio for this business will fluctuate more than the benefit ratio for the group businesses. Claims experience can fluctuate widely from quarter to quarter.

Asset Management

Income before income taxes for the Asset Management segment increased 34.8% to $8.9 million for the first quarter of 2006, compared to $6.6 million for the first quarter of 2005. Income before income taxes for the first quarter of 2006 reflected fees earned from higher assets under management. Revenue for this segment increased 13.2% to $50.5 million for the first quarter of 2006, compared to $44.6 million for the first quarter of 2005. Assets under management for retirement plans increased to $4.59 billion at March 31, 2006, compared to $3.52 billion a year ago. The increase in assets under management was due to strong deposit growth and customer retention.

StanCorp Mortgage Investors originated $170.9 million of commercial mortgage loans for the first quarter of 2006, compared to $244.8 million for the first quarter of 2005. The decrease resulted from a more competitive commercial mortgage loan origination market during the first quarter of 2006. The level of commercial mortgage loan originations in any quarter is influenced by market conditions as the Company responds to changes in interest rates, available spreads and borrower demand.

Other

The Other category includes net capital gains and losses on investments, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation. The Other category reported losses before income taxes of $3.8 million and $1.9 million for the first quarters of 2006 and 2005, respectively, including net capital losses before tax of $2.7 million and $1.2 million for the same periods.

Investments – First Quarter 2006 Results

At March 31, 2006, the Company’s investment portfolio consisted of 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2006.

Mortgage loan prepayment fees were $3.6 million for the first quarter of 2006, compared to $2.7 million for the first quarter of 2005. At March 31, 2006, there were no delinquent mortgage loans.

2006 Guidance

For 2006, the Company currently expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $3.80 to $4.00. In this estimate, the Company is:

•	Taking into account its revised expectation of premium growth for 2006 in the range of 6% to 8%, and
•	Assuming the benefit ratio for the remainder of 2006 to be in the range of 77% to 78% for the employee benefits business. Claims experience can fluctuate widely from quarter to quarter.

The Company also expects its return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, to achieve its long-term objective of 14% to 15% in 2006.

In 2006, we have established a long-term objective to grow assets under management by more than 20% per year. Assets under management, including assets under retirement plans, individual annuities and outside managed commercial mortgage loans, increased 27.7% at March 31, 2006, compared to assets under management at March 31, 2005.

For more information about factors that may change the Company’s 2006 financial results, see Forward-Looking Information.

Shares Outstanding

Diluted weighted-average shares outstanding for the first quarters of 2006 and 2005 were 55.2 million and 57.4 million, respectively. During the first quarter of 2006, StanCorp repurchased 101,900 shares at a total cost of $5.0 million for a volume weighted-average price of $49.17 per common share. At March 31, 2006, the Company had 2.9 million shares remaining under its current repurchase program, which expires December 31, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with approximately 29,000 group insurance policies in force covering about 7.4 million employees as of March 31, 2006. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2006 results today, April 25, 2006, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 13, 2006.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering access code 7059511. The replay will be available through May 5, 2006.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under management including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation and insolvency assessments and guaranty association assessments; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) events of terrorism, natural disasters, or other catastrophic events; and (xxvii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Loss

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2006	2005
	Unaudited
Revenues:
Premiums:
Insurance Services	$470.9	$447.1
Asset Management	2.1	1.2

Total premiums	473.0	448.3

Administrative fees:
Insurance Services	2.2	2.0
Asset Management	12.7	9.1
Other	(2.5)	(1.5)

Total administrative fees	12.4	9.6

Net investment income:
Insurance Services	77.3	75.6
Asset Management	35.7	34.3
Other	5.9	5.8

Total net investment income	118.9	115.7
Net capital losses	(2.7)	(1.2)

Total revenues	601.6	572.4

Benefits and expenses:
Benefits to policyholders	382.4	349.5
Interest credited	22.6	20.1
Operating expenses	87.7	85.0
Commissions and bonuses	47.0	44.7
Premium taxes	8.3	7.9
Interest expense	4.5	4.4
Net increase in deferred acquisition costs and value of business acquired	(10.3)	(6.1)

Total benefits and expenses	542.2	505.5

Income before income taxes:
Insurance Services	54.3	62.2
Asset Management	8.9	6.6
Other	(3.8)	(1.9)

Total income before income taxes	59.4	66.9

Income taxes	20.7	23.3

Net income	38.7	43.6

Other comprehensive loss, net of tax:
Unrealized capital losses on securities available for-sale, net	(66.3)	(48.8)
Reclassification adjustment for net capital gains included in net income, net	(0.2)	(1.1)

Total	(66.5)	(49.9)

Comprehensive loss	$(27.8)	$(6.3)

Net income per common share:
Basic	$0.71	$0.77
Diluted	0.70	0.76

Weighted-average common shares outstanding:
Basic	54,540,822	56,721,932
Diluted	55,240,792	57,387,012

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2006	December 31, 2005
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,702.9	$4,613.2
Commercial mortgage loans, net	3,267.3	3,243.7
Real estate, net	81.9	77.7
Policy loans	4.2	4.0

Total investments	8,056.3	7,938.6
Cash and cash equivalents	41.2	53.2
Premiums and other receivables	75.6	81.5
Accrued investment income	92.8	85.6
Amounts recoverable from reinsurers	899.0	897.7
Deferred acquisition costs and value of business acquired, net	257.9	245.3
Property and equipment, net	82.4	86.7
Other assets	55.6	54.5
Separate account assets	3,334.6	3,007.6

Total assets	$12,895.4	$12,450.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,744.9	$4,689.3
Other policyholder funds	2,725.4	2,649.3
Deferred tax liabilities	36.3	73.6
Short-term debt	1.9	2.0
Long-term debt	260.0	260.1
Other liabilities	407.0	355.0
Separate account liabilities	3,334.6	3,007.6

Total liabilities	11,510.1	11,036.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 54,711,511 and 54,712,936 shares issued at March 31, 2006 and December 31, 2005, respectively	529.6	530.3
Accumulated other comprehensive income (loss)	(6.7)	59.8
Retained earnings	862.4	823.7

Total shareholders’ equity	1,385.3	1,413.8

Total liabilities and shareholders’ equity	$12,895.4	$12,450.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2006	2005
	Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	68.8%	67.0%
Individual Disability Insurance	75.0	56.3
Insurance Services segment	69.2	66.2
% of total segment premiums:
Employee Benefits (including interest credited)	79.2%	77.4%
Individual Disability Insurance	108.4	82.9
Insurance Services segment	80.9	77.7

Reconciliation of non-GAAP financial measures:

Net income	$38.7	$43.6
After-tax net capital losses	(1.7)	(0.8)

Net income excluding after-tax net capital losses	$40.4	$44.4

Net capital losses	$(2.7)	$(1.2)
Taxes on net capital losses	(1.0)	(0.4)

After-tax net capital losses	$(1.7)	$(0.8)

Diluted earnings per common share:
Net income	$0.70	$0.76
After-tax net capital losses	(0.03)	(0.01)

Net income excluding after-tax net capital losses	$0.73	$0.77

Shareholders’ equity	$1,385.3	$1,385.8
Accumulated other comprehensive income (loss)	(6.7)	86.2

Shareholders’ equity excluding accumulated other comprehensive income (loss)	$1,392.0	$1,299.6

Net income return on average equity	11.1%	12.5%
Net income return on average equity (excluding accumulated other comprehensive income (loss))	11.3	13.6
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income (loss))	11.8	13.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$54.9	$49.6
Net gain from operations after federal income taxes and before realized capital gains (losses)	37.4	32.5

	March 31, 2006	December 31, 2005
	Unaudited
Capital and surplus	$1,003.7	$970.0
Asset valuation reserve	88.7	76.7